SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

 FORM 12b-25


Commission File Number:  001-15179

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NOTIFICATION OF LATE FILING

(Check One):
| | Form 10-K   |_| Form 11-K   |_| Form 20-F   |X| Form 10-Q   |_|
Form N-SAR

For Period Ended: September 30, 2001
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[ ] Transition Report on Form 10-K
[ ] Transition Report on Form 20-F
[ ] Transition Report on Form 11-K
[ ] Transition Report on Form 10-Q
[ ] Transition Report on Form N-SAR

For the Transition Period Ended:
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Nothing in this form shall be construed to imply
that the Coomission has verified any information contained herein.

If the notification relates to a portion of the filing checked above identify, the Item(s) to which the notification relates:

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PART I
REGISTRANT INFORMATION

H-QUOTIENT, INC.
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Full Name of Registrant

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Former Name if Applicable


8150 Leesburg Pike
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Address of Principal Executive Office (Street and Number)


Vienna, VA 22182
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City, State and Zip Code

PART II
RULES 12b-25(b) AND (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check appropriate box.) |X| Yes |_| No

|X| (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;
|
|X| | (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof, will be filed on or before the 15th calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

|X| (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.


PART III
NARRATIVE

State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period

Certain financial and other information necessary for an accurate and full completion of the Accountant's Review of the Quarterly Report on Form 10-QSB for the period ending September 30, 2001 could not be provided within the prescribed time period without unreasonable effort or expense.


PART IV
OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification

Douglas A. Cohn                                   (703) 821-3434
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      (Name)                                    (Area Code) (Telephone
Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes |_| No

(3) Is it anticipated that any significant change in results of operation for the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? |_| Yes |X| No

If so: attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


H-QUOTIENT, INC.
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(Name of Registrant as Specified in Charter)

Has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Certain financial and other information necessary for an accurate and full completion of the Quarterly Report on Form 10-QSB could not be provided within the prescribed time period without unreasonable effort or expense.

Date 11/15/01                      	By /s/ Douglas A. Cohn
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                				 Douglas A. Cohn, CEO